Exhibit 99.1

Royal Gold Announces Election of
Gordon J. Bogden to Fill New Board Seat

DENVER, COLORADO.  JUNE 20, 2011:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced the expansion of their Board of Directors from seven to eight members, and the election of Gordon Bogden to fill the newly created position.

Mr. Bogden has over 30 years experience as a senior executive, investment banker and geoscientist to the mining industry.  He has worked with some of the largest mining companies on mergers, acquisitions and restructurings, and raising capital in the international debt and equity markets.  Mr. Bogden is Co-Founder, President and Managing Partner of Gryphon Partners in Canada, an independent investment bank with offices in Canada and Australia that provides corporate advisory services to mining companies on strategy and mergers and acquisitions.  He is also currently Chairman of Volta Resources Inc, and a director of Aeroquest International Limited and Comino Resources Corp.

Mr. Bogden holds a B.Sc. (Hons.) in Applied Science from Queen’s University and an ICD.D from the Rotman School of Management at the University of Toronto, and is a member of the Professional Engineers Ontario.

He was previously Vice Chairman and Head of Global Metals and Mining at National Bank Financial Inc., and a senior investment banker with Beacon Group Advisors, Newcrest Capital, Rothschild & Sons Canada, and CIBC Wood Gundy Securities.  Mr. Bogden is a former director of IAMGOLD Corporation, International Royalty Corporation and Canplats Resources Corp.

Stanley Dempsey, Chairman of the Board, commented, “We are pleased to welcome Gordon to our board.  His extensive experience in the capital markets and investment banking, and expertise in the precious metals royalty business will be a great complement to our existing Board.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s portfolio consists of 187 properties on six continents, including interests on 36 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504